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                                                                     Exhibit 4.4

                          First Supplemental Indenture

     FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of December ___, 2005, between Fidelity National Financial, Inc., a Delaware corporation (the "Company") and The Bank of New York, a New York banking corporation (the "Trustee").

     WHEREAS, pursuant to the Indenture dated as of August 20, 2001, between the Company and the Trustee (the "Base Indenture"), as amended by the certificates of Executive Vice President and Chief Financial Officer and Vice President and Assistant Corporate Secretary dated as of August 20, 2001 and March 11, 2003 (the "Officers' Certificates"); the Base Indenture as amended by the relevant Officers' Certificate in respect of each series of Securities (as defined below), the "Original Indenture"; and the Original Indenture as amended hereby, the "Indenture," the Company issued its 7.30% Notes due August 15, 2011 in the aggregate principal amount of $250,000,000 (CUSIP No. 316326AC1) and its 5.25% Notes due March 15, 2013 in the aggregate principal amount of $250,000,000 (CUSIP No. 316326AD9) (the "Securities");

     WHEREAS, the Company is party to a Separation Agreement with Fidelity National Title Group, Inc. ("FNT") whereby FNT agreed to conduct exchange offers in which FNT would offer to exchange newly-issued notes of FNT for the Securities;

     WHEREAS, in connection with such exchange offers and in accordance with
Section 8.2 of the Original Indenture, the Company seeks to obtain the consent of the holders of a majority of the aggregate principal amount of each series of the outstanding Securities to amend the Original Indenture, and this Supplemental Indenture shall not become effective unless and until the conditions of Section 6 hereof are satisfied;

     NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed for the benefit of all holders of the Securities as follows:

     Section 1. (a)(i) The definition of "Bankruptcy Law" set forth in Section
1.1 of the Original Indenture is hereby deleted in its entirety.

     (ii) The definition of "Consolidated Net Tangible Assets" set forth in
Section 1.1 of the Original Indenture is hereby deleted in its entirety.

     (iii) The definition of "Excluded Debt" set forth in Section 1.1 of the Original Indenture is hereby deleted in its entirety.

     (iv) The definition of "Restricted Subsidiary" set forth in Section 1.1 of the Original Indenture is hereby deleted in its entirety.

     (v) The definition of "Secured Debt" set forth in Section 1.1 of the Original Indenture is hereby deleted in its entirety.

     (b) Section 5.1 of the Original Indenture is hereby amended by replacing the entirety of the text of each of clauses (4), (5), (6) and (7) thereof with the words "Intentionally omitted."

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     (c) Article 7 of the Original Indenture is hereby amended by replacing the entirety of the text thereof, including the entirety of the text of each of Sections 7.1 and 7.2 thereof, with the words: "Intentionally omitted."

     (d) Section 9.4 of the Original Indenture is hereby amended by replacing the entirety of the text thereof with the words: "Intentionally omitted."

     (e) Section 9.5 of the Original Indenture is hereby amended by replacing the entirety of the text thereof with the words: "Intentionally omitted."

     (f) Section 9.8 of the Original Indenture is hereby amended by replacing the entirety of the text thereof with the words: "Intentionally omitted."

     (g) Section 9.9 of the Original Indenture is hereby amended by replacing the entirety of the text thereof with the words: "Intentionally omitted."

     (h) Section 9.10 of the Original Indenture is hereby amended by replacing the entirety of the text thereof with the words: "Intentionally omitted."

     Section 2. Any breach of or failure of the Company to comply with any provision of Sections 7.1, 7.2, 9.4, 9.5, 9.8, 9.9 or 9.10 of the Original Indenture (whether occurring before or after the execution of this Supplemental Indenture) shall no longer constitute a Default or an Event of Default or have any other consequence under the Indenture and the Company is released from any and all obligations thereunder.

     Section 3. For the avoidance of doubt, the rights of the holders of each series of Securities are modified by this Supplemental Indenture, the provisions of which shall be controlling in the event of any conflict between such provisions and any provisions set forth in the Securities of any series. Without limiting the foregoing, notwithstanding anything to the contrary set forth in
Section 9 of the Securities of either series, the only Events of Default with respect to such Securities are those set forth in Sections 5.1(1), (2) and (3) of the Indenture.

     Section 4. The Indenture, supplemented as hereinabove set forth, is in all respects ratified and confirmed, and the terms and conditions thereof, supplemented as hereinabove set forth, shall be and remain in full force and effect.

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     Section 5. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee shall have no liability or responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

     Section 6. This Supplemental Indenture shall become effective with respect to each series of the Securities upon, and simultaneously with, the consummation of the exchange offer in connection with that series (which shall occur upon the execution, authentication and delivery of newly issued notes of FNT in exchange for Securities of that series), and is subject to the condition that the Company has received consents sufficient to amend the Original Indenture pursuant to the terms of Section 8.2 thereof in connection with such exchange offer and that such consents have not been revoked before the expiration of such exchange offer.

     Section 7. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

     Section 8. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 9. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Original Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

                                        FIDELITY NATIONAL FINANCIAL, INC.


                                        By:
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                                        Name:
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                                        Title:
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Attest:

Name:
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Title:
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                                        THE BANK OF NEW YORK


                                        By:
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                                        Name:
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                                        Title:
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